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                                                                    EXHIBIT 10.1

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SILICON VALLEY BANK

                          AMENDMENT TO LOAN DOCUMENTS

BORROWER:         NOVATEL WIRELESS, INC.

DATE:             APRIL 21, 2003



         THIS AMENDMENT TO LOAN DOCUMENTS is entered into between Silicon Valley Bank ("Silicon") and the borrower named above ("Borrower").

         The Parties agree to amend the Loan and Security Agreement between them, dated November 29, 2001 (as otherwise amended, the "Loan Agreement"), as follows, effective as of the date hereof. (Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Loan Agreement.)


         1. MODIFIED DISCLOSURE RE MATERIAL ADVERSE LITIGATION. That portion of
Section 8 of the Schedule to Loan and Security Agreement that currently reads as follows:


   MATERIAL ADVERSE
   LITIGATION (Section 3.10):       Sanmina Corporation v. Novatel Wireless,
                                    Inc., Case No. CV 802384.



is hereby amended to read as follows:

   MATERIAL ADVERSE
   LITIGATION (Section 3.10):       On February 28, 2003, a class action law
                                    suit was filed in the United States District
                                    Court for the Southern District of Florida against Credit Suisse First Boston (CSFB) and approximately 50 companies, including
                                    Novatel Wireless, for whose respective
                                    initial public offering CSFB purportedly served as the lead underwriter. The suit purports to be on behalf of all the purchasers of the common stock of the named issuing companies and alleges violations of federal and state securities law.
                                    Specifically, the suit alleges that CSFB and each named issuer conspired to file false and misleading registration statements and other reports containing knowingly inflated financial and performance projections in order to support an aggressive IPO issue price. Although the


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                                    Company has not yet been served in this
                                    action, the Company has reviewed the
                                    complaint, believes to have meritorious
                                    defenses, and the Company intends to
                                    vigorously defend against it.


                                    In January of 2003, our wholly-owned
                                    subsidiary, Novatel Wireless Technologies,
                                    Ltd. (NWT) terminated one of its Canadian employees for cause. On February 26, 2003, the employee filed suit on the judicial district of Calgary, in the Court of Queen's Bench of Alberta, claiming that NWT had wrongfully terminated him and seeking approximately $365,000 in damages. NWT has been informed by its counsel that NWT has meritorious defenses, and NWT intends to vigorously defend against the claim.

                                    On April 30, 2002, the Company entered into an employment agreement pursuant to which the employee purportedly commenced working for us on May 8, 2002. The individual has alleged that on or about May 10, 2002, we breached our agreement with him by materially diminishing his responsibilities and, as a consequence of which, he has alleged, he terminated his employment with the Company for "Good Reason" as defined in the employment agreement. The employee has filed a claim with the California Department of Labor (DOL) seeking approximately $450,000. The Company is currently waiting for the DOL to schedule a hearing on the matter. The Company believes this claim is without merit and intends to vigorously defend against the claim.

                                    Sanmina Settlement. On January 12, 2002, the
                                    Company entered into a settlement agreement
                                    (the "Settlement Agreement") with Sanmina related to claims filed in October 2001. In October 2001 Sanmina Corporation (now known as Sanmina-SCI Corporation) ("Sanmina") filed suit against the Company in Santa Clara County Superior Court seeking approximately $27



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                                    million of claims for breach of contract
                                    under a contract manufacturing arrangement.
                                    The Company reached a settlement with
                                    Sanmina to end any and all disputes and
                                    litigation arising from the claims and
                                    signed a settlement agreement and mutual general release (the "Settlement"). Under the Settlement, which became effective on January 28, 2002, the Company made a cash payment to Sanmina of $1,300,000 and issued to Sanmina 333,333 shares of common stock. As part of this issuance, we also granted to Sanmina the right to obligate us to repurchase up to 133,333 of the shares of common stock at a price of $12.00 per share. In addition, the Company agreed to take delivery of inventory held by Sanmina and make payments totaling $5 million in 2002 and $4 million in 2003 and up to an additional $2 million in the event the Company fails to make any of the agreed upon payments. On February 7, 2003, the Company and Sanmina amended the Settlement Agreement to extend the time period during which the Company would be permitted to satisfy its remaining payment obligations (the "Amendment"). Pursuant to the terms of the Amendment, the Company agreed that for so long as the Company owed monies to Sanmina pursuant to the Settlement Agreement (the "Sanmina Debt") the Company would make specified pre-payments on the Sanmina Debt in the event that the Company failed to meet agreed upon performance targets, met or exceeded other performance targets, or raised additional working capital. As of February 10, 2003, the Sanmina Debt totaled approximately $3.505 million. See Note 2 for further discussion of the Company's obligation to Sanmina in connection with the Purchase Agreement.

         2. ADDITIONAL DISCLOSURES. Borrower hereby discloses the following additional information all of which has been disclosed in Borrower's Form 10-K dated March 28, 2003 for the Borrower's fiscal year ending December 31, 2002 (all references in "Company" in these disclosures shall be to Borrower):




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                  a. Effective January 13, 2003, the Company's former Chief
Executive Officer was replaced. The former CEO's employment agreement with the Company provides that in the event that the Company terminates him without cause, or in the event he terminates his employment with the Company because the Company has materially breached the terms of his employment agreement or because a change of control occurs, he is entitled to receive in a lump sum payment an amount equal to his annual base salary then in effect and all unvested options will immediately vest and become exercisable. He would then also be entitled to a bonus equal to the amount of the bonus he had earned as of the date of his termination as well as to the continuation of certain employee benefits pursuant to the terms of existing company plans. If the Company terminates his employment for cause, or he terminates his employment without good reason, he will be entitled to receive severance and other benefits only as may then be established under the Company's existing severance and benefit plans and policies at the time of such termination. The Company is currently evaluating the amounts that might be owed to him under the terms of his employment agreement. Management believes the maximum amount owned, if any, could be his base salary, which was $325,000 upon his termination. Management does not believe any amounts are due to him under the management retention agreement. No payments have been made to date to him under any of these agreements. The amounts owed, if any, will be recorded in 2003.

                  b. The Company has sustained substantial losses from operations in each period since its inception and has used substantially all of its available cash resources to fund the operating losses, including the $2.4 million financing completed in September 2002 (see Note 7) and the $1.1 million net proceeds received in March 2003 (see below).

                     During the fourth quarter of 2002, management determined that the Company had insufficient working capital to continue operations through the second quarter of 2003. As part of management's plan to improve the Company's financial condition, on March 12, 2003, the Company entered into a series of agreements, including the Securities Purchase Agreement (the "Purchase Agreement") with a group of investors (the "Investors") in connection with the private placement of $3.25 million of convertible debt and equity securities, and the issuance of up to $3.505 of equity securities in satisfaction of outstanding third-party obligations. As a result of these agreements, the Company completed, or agreed to complete subject to stockholder approval, for which the Company has scheduled a Special Meeting of Stockholders on April 30, 2003, the following transactions which are collectively referred to as the "Private Placement Transactions":

                     - On March 13, 2003, the Company received cash of $1.1 million, net of $100,000 fees, in exchange for issuing $1.2 million of secured subordinated convertible promissory notes (the "Initial Convertible Notes"), convertible subject to stockholder approval into newly authorized Series B Stock, and Common Stock, and warrants to purchase an aggregate of 857,143 shares of Common Stock;

                     - Upon receiving Stockholder approval, the Company agreed to sell 2,050 additional shares of Series B Stock and warrants to purchase an aggregate of 1,983,929 shares of Common Stock in exchange for $2.05 million in cash; and




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                     -        Upon receiving Stockholder approval, the Company
                              agreed to issue $3.505 million of secured subordinated convertible promissory notes (the "Additional Convertible Notes,") to the Investors in satisfaction of presently outstanding third-party obligations to be acquired by the Investors from Sanmina-SCI Corporation (the "Sanmina Obligations"). The Investors agreed subsequently to convert the Additional Convertible Notes into 3,505 shares of Series B Stock. The purchase of the Sanmina Obligations by the Investors is conditioned upon the Company receiving stockholder approval for the Private Placement. The Convertible Notes convert into a number of shares of Series B Stock equal to the total amount outstanding divided by $1,000. The Series B shares are convertible into shares of Common Stock equal to the total amount outstanding divided by $0.70.

                     On March 12, 2003, concurrent with the Purchase Agreement, the Investors and Sanmina entered into an agreement pursuant to which, subject to certain terms and conditions, Sanmina agreed to sell to the Investors, and the Investors agreed to purchase from Sanmina, (herein, the "Sanmina Purchase") the Sanmina Obligation at a substantial discount. In order to facilitate the Sanmina Purchase, Sanmina granted the Company a forbearance from its obligation to make payments to Sanmina upon the earlier of the Sanmina Purchase or August 1, 2003. In return for obtaining this payment forbearance, the Company agreed to continue to observe the operating covenants contained in the Amendment, such as achieving certain revenue milestones, through the earlier of the Sanmina Purchase or August 1, 2003. The Holders of the Initial Convertible Notes have the right to extend the forbearance period beyond August 1, 2003 by making payments to Sanmina at the rate of $150,000 per month of extension. These extension payments will reduce the Company's aggregate obligation to Sanmina under the Settlement Agreement, as amended, and will increase the principal balance of the Initial Convertible Notes.


                     The Sanmina Purchase is subject to, among other things, the approval by the stockholders. The Sanmina Purchase is also subject to the Company and Sanmina each providing the other with a general release from any and all claims and liabilities arising out of the Settlement Agreement, as amended, and the related security agreement. Upon consummation of the Sanmina Purchase, Sanmina will no longer be a creditor of the Company.

                     If stockholder approval is not obtained, the Company would not be able to complete the Private Placement Transactions, and would not have sufficient working capital to continue operations. In addition, if stockholder approval is not obtained, the holders of the Initial Convertible Notes would be entitled to require that the Company repay the indebtedness evidenced by the Initial Convertible Notes within 60 days following the termination of the Purchase Agreement either in cash or in shares of Common Stock, subject to Nasdaq's rules and regulations. Moreover, given the recent quoted market price per share of the Common Stock, stockholder approval is all but required for practically any issuance of equity securities that would generate net proceeds sufficient to maintain operations through the remainder of the calendar year. Because of the length of time required to negotiate an alternative transaction with prospective investors and assuming such transaction were an equity issuance or an issuance of securities convertible into or exercisable for equity securities, the Company would have to present it to the Company's stockholders for approval, and in light of the Company's current



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financial condition, it is unlikely that the Company would be able to continue operations long enough to pursue an alternative source of financing.

                  c. The Company has incurred significant costs to develop its technologies and products. These costs have exceeded total revenue. As a result, the Company has incurred losses in each year since inception. As of December 31, 2002, the Company had an accumulated deficit of $230.4 million and negative working capital of $2.1 million. During the year ended December 31, 2002, the Company incurred a net loss of $28.3 million and a reduction in cash on hand from $29 million to $1.6 million.

                     If the Company continues to experience negative cash flow, it may be required to raise additional funds through the private or public sale of additional debt or equity securities or through commercial bank borrowings to fund working capital requirements and anticipated capital expenditures. The Company's ability to obtain additional capital will depend on financial market conditions, investor expectations for the wireless technology industry, the national economy and other factors outside our control. There can be no assurance that such additional financing will be available on acceptable terms, or at all. If needed, the failure to secure additional financing would have a material adverse effect on the business, financial condition and operating results and may impair the Company's ability to continue or cause us to cease our operations or cause it to cease operations.

          3. MODIFIED REPRESENTATION RE INSIDE DEBT. Subclause (2) of Section 9 of the Schedule to Loan and Security Agreement that currently reads as follows:

                  (2) SUBORDINATION OF INSIDE DEBT. All present and future indebtedness of Borrower to its officers, directors and shareholders ("Inside Debt") shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Silicon's standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding, except for the following: NONE. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Silicon a subordination agreement on Silicon's standard form.

is hereby amended to read as follows:

                  (2) SUBORDINATION OF INSIDE DEBT. All present and future indebtedness of Borrower to its officers, directors and shareholders ("Inside Debt") shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Silicon's standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding, except for the following: $1,200,000 in the aggregate in favor of the holders of that Secured Convertible Subordinated Note dated March 12, 2003 and, if shareholder approval is obtained, an aggregate principal amount not to exceed $3,505,000 pursuant to that certain Secured Convertible Subordinated Note (which amends and restates the Borrower's obligations to Sanmina-SCI Corporation). Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside



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                  Debt will be owed to execute and deliver to Silicon a
                  subordination agreement on Silicon's standard form.

          4. ACCOUNTS PURCHASE AGREEMENT--CROSS-DEFAULT AND
CROSS-COLLATERALIZATION. The following new Section 10 is hereby added to the Schedule to the Loan Agreement:

                  10. Accounts Receivable Purchase Agreement. Borrower and Silicon are entering into an Accounts Receivable Purchase Agreement dated April 21, 2003 (together with all amendments thereto and all extensions and renewals thereof and all replacements therefor, the 'Purchase Agreement'). Borrower and Silicon agree that, without limiting the generality of any of the provisions of this Loan Agreement or the Purchase Agreement,

                           (a) the 'Obligations' as defined in this Loan
                  Agreement shall include without limitation all present and future indebtedness, liabilities and obligations of Borrower under or in connection with the Purchase Agreement, and the 'Obligations' for purposes of the Purchase Agreement shall include without limitation all 'Obligations' as defined in this Loan Agreement, and

                           (b) any default or event of default under or as
                  defined in the Purchase Agreement shall constitute an Event of Default under this Loan Agreement, and any Default or Event of Default under this Loan Agreement shall constitute an "Event of Default" under the Purchase Agreement, and

                           (c) all security interests granted by Borrower to
                  Silicon under this Loan Agreement shall also secure all 'Obligations' as defined in the Purchase Agreement, and all security interests granted by Borrower to Silicon under the Purchase Agreement shall also secure all 'Obligations' as defined in this Loan Agreement; and

                           (d) Eligible Receivables under this Loan Agreement
                  shall not in any event or circumstance include any Receivables which are 'Purchased Receivables' under the Purchase Agreement; and

                           (e) All of Silicon's rights and remedies under this
                  Loan Agreement and under the Purchase Agreement are cumulative.

          5. CREDIT LIMIT. Section 1(a) of the Schedule to the Loan Agreement, which presently reads:

                  (a) An amount not to exceed the lesser of: (i) $5,000,000 at any one time outstanding (the "Maximum Credit Limit"); or
                  (ii) 65% of the amount of Borrower's Eligible Receivables (as defined in Section 8 above);


is amended to read as follows:

                  (a) An amount not to exceed the lesser of (i) or (ii) below:




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                  (i) An amount equal to the following: $5,000,000 (the
                  'Maximum Credit Limit') at any one time outstanding, minus the total amount of all outstanding Advances under the Purchase Agreement, and minus all outstanding 'Finance Charges', 'Administrative Fees', interest, 'Repurchase Amounts' (as the foregoing terms are defined in the Purchase Agreement), and all other sums owing from Borrower to Silicon under or in connection with the Purchase Agreement (whether or not then due), or

                  (ii) 65% of the amount of Borrower's Eligible Receivables (as defined in Section 8 above);


          6. REPRESENTATIONS TRUE. Borrower represents and warrants to Silicon that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct.

         7. GENERAL PROVISIONS. This Amendment, the Loan Agreement, the Purchase Agreement, the prior written amendments to the Loan Agreement signed by Silicon and Borrower, and the other written documents and agreements between Silicon and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Silicon and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed.


   BORROWER:

   NOVATEL WIRELESS, INC.
                                                 SILICON:

   BY  /S/ PETER V. LEPARULO                     SILICON VALLEY BANK
         PRESIDENT OR VICE PRESIDENT

   BY /S/ MELVIN L. FLOWERS                      BY /S/ROBERT ANDERSEN
         SECRETARY OR ASS'T SECRETARY            TITLE VICE PRESIDENT


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